Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. REPORTS FIRST QUARTER 2022 RESULTS
Consolidated revenue increased 12% over 1Q 2021
Quest Integrity segment delivered 84% growth over 1Q 2021
New capital raise and ABL refinancing in February 2022

SUGAR LAND, TX – May 10, 2022 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial and Operational Results:

•First quarter 2022 revenues were $218.6 million, an increase of 12.3% over the prior year quarter
•GAAP net loss was $32.5 million and Consolidated Adjusted EBITDA was positive $0.4 million
•New capital raise and ABL refinancing in February 2022 to provide sufficient runway for performance improvement and key value creation initiatives, including ongoing strategic review process

“I am proud of our team’s performance during the first quarter and the improved year-over-year top-line growth in each of our segments. We delivered improving EBITDA despite the reinstatement of various cost items that were temporarily suspended last year and inflationary pressures impacting all sectors in the economy. Quest Integrity’s performance was particularly impressive with an 84% revenue increase, benefiting from increased customer demand,” said Keith D. Tucker, TEAM’s Interim Chief Executive Officer.

“As previously disclosed, we initiated a comprehensive review of our cost structure and commercial activities across our entire portfolio. This review has led to the identification of multiple initiatives to capitalize on the Company’s extensive capabilities including investing in the growth of both core areas within the business and new diversification end markets, in our employees, in continuing to improve our ability to deliver world class service to our customers, and in generating substantial cost synergies across our global organization. Concurrently we are also engaged in a thorough review of TEAM’s global portfolio in order to further enhance shareholder value.

“Looking forward, I am excited about the solid pipeline of projects and opportunities in front of us coupled with the improving dynamics in our key end markets and strong commodity backdrop. While we are encouraged by the improvements in our business, we have more work to do and to that end, we are pursuing decisive actions to further enhance our profitability, and to unlock value within TEAM’s portfolio of assets,” concluded Tucker.

Financial Results

Consolidated revenue for the first quarter of 2022 was $218.6 million, an increase of 12.3% from $194.6 million in the prior year quarter. In the first quarter of 2022, consolidated gross margin was $55.1 million, or 25.2%, compared to $43.7 million, or 22.5%, in the same quarter a year ago. Gross margin was positively impacted by direct margin improvement as well as lower indirect costs as a percent of revenue.

Selling general and administrative expenses for the first quarter of 2022 was $71.3 million, up $5.2 million, or 7.8%, from the first quarter of 2021. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, was a loss of $9.0 million in the first quarter of 2022 compared to loss of $18.6 million in the prior year quarter.

Consolidated net loss in the first quarter of 2022 was $32.5 million ($0.86 loss per diluted share) compared to a loss of $34.3 million ($1.11 loss per diluted share) in the first quarter of 2021. Consolidated Adjusted EBITDA, a non-GAAP measure, was positive $0.4 million for the first quarter of 2022 compared to a negative $5.3 million for the prior year quarter. The year-over-year improvement in Adjusted EBITDA can be attributed to higher revenues and lower operating expenses incurred during the quarter.

First quarter 2022 reported results include certain net charges not indicative of TEAM’s core operating activities, including: $5.3 million of professional fees, $1.4 million of severance costs and $0.5 million for accrued legal matters and other legal fees. Net of tax, these items totaled $7.2 million or $0.19 per basic and diluted share.

Adjusted net loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is presented at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31, 2022		Increase (Decrease)
	2022	2021	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$95,595	$91,139	$4,456	4.9%
MS	93,441	87,396	6,045	6.9%
Quest Integrity	29,540	16,083	13,457	83.7%
Total	$218,576	$194,618	$23,958	12.3%
Operating income (loss):
IHT	$134	364	$(230)	NM
MS	513	115	398	NM
Quest Integrity	6,204	(252)	6,456	NM
Corporate and shared support services	(23,054)	(24,527)	1,473	6.0%
Total	$(16,203)	$(24,300)	$8,097	33.3%
___________________
1    NM - Not meaningful

IHT delivered year-over-year revenue growth, up 4.9%, primarily driven by higher activity levels in the Western U.S. and increases in Canadian turnarounds. IHT’s capital project activity increased in March as clients began to return to a more stable operating environment. IHT’s operating income declined year-over-year due to the elimination of certain pandemic-related cost actions.

MS’s revenue grew by 6.9% year-over-year due to increases in Canadian call-out projects as well as higher activity levels in Latin America. The increase in operating income was primarily due to a higher margin revenue mix.

Quest Integrity’s results include a significant 83.7% year-over-year increase in revenue and a substantial increase in operating income to $6.2 million. The increase in Quest Integrity’s revenue and operating income was primarily related to a return in demand by clients across all regions and end markets as well as the widespread relaxation of pandemic-related international travel requirements. As previously reported, Quest Integrity had more than $20 million of projects delayed or deferred from 2021.

Cash and Debt

Consolidated cash and cash equivalents were $53.7 million at March 31, 2022, of which $20.8 million was restricted. Additionally, the Company had approximately $28.8 million in undrawn availability under its various credit facilities at March 31, 2022. The Company’s gross debt and finance obligations were $456.5 million at March 31, 2022, compared to $405.9 million at December 31, 2021.

Quarterly Earnings Conference Call

The Company will not host an earnings call this quarter due to its previously announced strategic review process and ongoing execution of its operational and financial turnaround plan.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts, and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to the Company’s financial prospects and the implementation of cost saving measures. Many factors could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company's ability to hire a new chief executive officer or chief financial officer in the near future, if necessary; the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Christopher Robinson, CFA
Vice President, Corporate Development & Investor Relations
(281) 388-5551

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021

Revenues	$218,576	$194,618
Operating expenses	163,478	150,917
Gross margin	55,098	43,701
Selling, general and administrative expenses	71,285	66,124
Restructuring and other related charges, net	16	1,877
Operating loss	(16,203)	(24,300)
Interest expense, net	(18,605)	(9,396)
Other expense (income)	2,702	(950)
Loss before income taxes	(32,106)	(34,646)
(Provision) benefit for income taxes	(356)	355
Net loss	$(32,462)	$(34,291)

Loss per common share:
Basic and diluted	$(0.86)	$(1.11)

Weighted-average number of shares outstanding:
Basic and diluted	37,697	30,878

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$53,698	$65,315

Other current assets	314,358	287,743

Property, plant and equipment, net	160,189	161,359

Other non-current assets	187,790	190,068

Total assets	$716,035	$704,485

Current portion of long-term debt and finance lease obligations	$670	$669

Other current liabilities	180,433	183,456

Long-term debt and finance lease obligations, net of current maturities	455,815	405,191

Other non-current liabilities	52,047	63,302

Stockholders’ equity	27,070	51,867

Total liabilities and stockholders’ equity	$716,035	$704,485

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021

Net loss	$(32,462)	$(34,291)

Depreciation and amortization	10,031	10,959

Allowance for credit losses	67	352

Deferred income taxes	(799)	(920)

Non-cash compensation (credits) costs	(624)	2,330

Write-off of deferred loan costs	2,748	—

Changes in operating assets and liabilities	(33,657)	2,462

Other	4,690	1,925

Net cash used in operating activities	(50,006)	(17,183)

Capital expenditures	(7,068)	(3,413)

Proceeds from disposal of assets	3,026	29

Net cash used in investing activities	(4,042)	(3,384)

Net borrowings under ABL facilities[1]	42,689	19,000

Issuance of common stock	9,767	—

Payments for debt issuance costs	(10,345)	(2,027)

Taxes paid for net share settlement of share-based awards, net	—	(101)

Other	(145)	(64)

Net cash provided by financing activities	41,966	16,808

Effect of exchange rate changes on cash and cash equivalents	465	1,517

Net change in cash and cash equivalents	$(11,617)	$(2,242)

1    Refer to Q1 2022 10Q for details surrounding ABL facilities

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Revenues
IHT	95,595	$91,139
MS	93,441	87,396
Quest Integrity	29,540	16,083
	$218,576	$194,618

Operating income (loss) (“EBIT”)
IHT	$134	$364
MS	513	115
Quest Integrity	6,204	(252)
Corporate and shared support services	(23,054)	(24,527)
	$(16,203)	$(24,300)

Segment Adjusted EBIT
IHT	$150	$839
MS	513	254
Quest Integrity	6,204	(43)
Corporate and shared support services	(15,849)	(19,682)
	$(8,981)	$(18,632)

Segment Adjusted EBITDA
IHT	$3,404	$4,309
MS	5,397	5,693
Quest Integrity	6,781	669
Corporate and shared support services	(15,157)	(16,014)
	$425	$(5,343)

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our past integration and transformation program, costs associated with the Company’s new strategic organizational structure implemented in January 2021 (“Operating Group Reorganization”), non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our past integration and transformation program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2022	2021

Adjusted Net Income (Loss):
Net loss	$(32,462)	$(34,291)
Professional fees and other[1]	5,344	1,146
Legal costs[2]	528	2,475
Severance charges, net[3]	1,350	2,047
Tax impact of adjustments and other net tax items[4]	(4)	(1,190)
Adjusted net loss	$(25,244)	$(29,813)

Adjusted net loss per common share:
Basic and diluted	$(0.67)	$(0.97)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(32,462)	$(34,291)
Provision (benefit) for income taxes	356	(355)
Gain on equipment sale	(2,314)	—
Interest expense, net	18,605	9,396
Foreign currency (gain) loss[5]	(185)	1,123
Pension credit[6]	(203)	(173)
Professional fees and other[1]	5,344	1,146
Legal costs[2]	528	2,475
Severance charges, net[3]	1,350	2,047
Consolidated Adjusted EBIT	$(8,981)	$(18,632)
Depreciation and amortization
Amount included in operating expenses	4,579	5,514
Amount included in SG&A expenses	5,451	5,445
Total depreciation and amortization	10,030	10,959
Non-cash share-based compensation costs	(624)	2,330
Consolidated Adjusted EBITDA	$425	$(5,343)

Free Cash Flow:
Cash provided by (used in) operating activities	$(50,006)	$(17,183)
Capital expenditures	(7,068)	(3,413)
Free Cash Flow	$(57,074)	$(20,596)
____________________________________
1    For the three months ended March 31, 2022, includes $4.7 million related to costs associated with the debt financing and $0.6 million of corporate support costs. For the three months ended March 31, 2021, includes $0.8 million of costs associated with the Operating Group Reorganization (exclusive of restructuring costs).
2    For the three months ended March 31, 2022, primarily relates to accrued legal matters and legal fees associated with the debt financing. For March 31, 2021, primarily relates to accrued legal matters and other legal fees.
3    For the three months ended March 31, 2022, $1.3 million primarily related to customary severance costs associated with executive departures. For the three months ended March 31, 2021, includes $1.9 million related to the Operating Group Reorganization and $0.2 million associated with other severances.
4    Represents the tax effect of the adjustments. Beginning in Q2 2021, we now use the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21% except for the adjustment of the goodwill impairment charge in Q1 2020 for which the actual tax impact was used. We have restated the prior period tax impact to use the statutory tax rate by legal entity, net of valuation allowance.
5    Represents foreign currency (gain) in current period primarily due to strengthening USD against EUR, GBP, and AUD.
6    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$134	$364
Severance charges, net[1]	16	475
Adjusted EBIT	150	839
Depreciation and amortization	3,254	3,470
Adjusted EBITDA	$3,404	$4,309

MS
Operating income	$513	$115
Severance charges, net[1]	—	139
Adjusted EBIT	513	254
Depreciation and amortization	4,884	5,439
Adjusted EBITDA	$5,397	$5,693

Quest Integrity
Operating income (loss)	$6,204	$(252)
Severance charges, net[1]	—	209
Adjusted EBIT	6,204	(43)
Depreciation and amortization	577	712
Adjusted EBITDA	$6,781	$669

Corporate and shared support services
Net loss	$(41,628)	$(34,518)
Provision (benefit) for income taxes	356	(355)
Interest expense, net	18,605	9,396
Foreign currency (gain) losses[2]	(185)	1,123
Pension credit[3]	(203)	(173)
Professional fees and other[4]	5,344	1,146
Legal costs[5]	528	2,475
Severance charges, net[1]	1,334	1,224
Adjusted EBIT	(15,849)	(19,682)
Depreciation and amortization	1,316	1,338
Non-cash share-based compensation costs	(624)	2,330
Adjusted EBITDA	$(15,157)	$(16,014)
___________________
1    For the three months ended March 31, 2022, $1.3 million primarily related to customary severance costs associated with executive departures. For the three months ended March 31, 2021, includes $1.9 million related to the Operating Group Reorganization and $0.2 million associated with other severances.
2    Represents foreign currency (gain) in current period primarily due to strengthening USD against EUR, GBP, and AUD.
3    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    For the three months ended March 31, 2022, includes $4.7 million related to costs associated with the debt financing and $0.6 million of corporate support costs. For the three months ended March 31, 2021, includes $0.8 million of costs associated with the Operating Group Reorganization (exclusive of restructuring costs).
5    For the three months ended March 31, 2022, primarily relates to accrued legal matters and legal fees associated with the debt financing. For March 31, 2021, primarily relates to accrued legal matters and other legal fees.

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